Exhibit 5.1

June 11, 2021

Jupiter Wellness, Inc.

725 N. Hwy A1A, Suite C-106

Jupiter, FL 33477

Re: Registration Statement on Form S-1 (File No. 333- 256764)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, as amended (the “Registration Statement”), of Jupiter Wellness, Inc. a Delaware corporation (the “Company”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of: (a) up to an aggregate of 525,001 shares of common stock, $0.001 par value per share (the “common Stock”) issuable upon exercise of 525,001 Warrants (the “Warrants”) to purchase common stock (the “Warrant Shares”), assuming the Warrants are exercised in full; and (b) up to 525,001 shares of Common Stock issuable upon conversion of promissory notes (the “Notes”) convertible into Common Stock (the “Conversion Shares”), assuming the Notes are converted in full.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen common stock certificates, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) upon exercise of the Warrants and payment of the exercise price, the Warrant Shares shall be validly issued, fully paid and non-assessable; (iii) upon conversion of the Notes, the Conversion Shares will be validly issued, fully paid and non-assessable; (iv) the Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (v) the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.	We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.	The opinion in clause (iii) above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, liquidated damages, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.	This opinion is rendered as of the date of this letter and is limited to matters of Delaware corporate law, including applicable provisions of the Delaware General Corporation Law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of the name of the law firm under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/Sichenzia Ross Ference LLP
Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW.COM